PELICAN DELIVERS INC.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of this 24th day of August 2020 by and between Pelican Delivers, Inc., a Nevada corporation (the “Company”), and David N. Baker, an individual (the “Consultant”).

WHEREAS, the Company and Consultant desire to enter into a consulting agreement to employ Consultant as an outside consultant to the Company on the terms and conditions contained in this Agreement.

WHEREAS, the Company and the Consultant wish to set forth the terms and conditions for the employment of the Consultant by the Company;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt of which is hereby acknowledged, the Company and the Consultant hereby agree as follows:

Section 1. Term of Employment.

(a)               General. The Company will employ Consultant, and Consultant will be employed by the Company, for the period set forth in Section 1(b), in the positions set forth in Section 2, and upon the other terms and conditions herein provided.

(b)               Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the first day of the month following the completion of the Company’s initial equity raise based on its current S1 filing with the Securities Exchange Commission of at least $750,000 (the “Effective Date”), and ending on the third anniversary thereof, unless earlier terminated for willful misconduct as provided herein.

(c)               Location. During the Term, the Consultant’s principal place of employment shall be at the discretion of the Consultant. The Consultant acknowledges that Consultant’s duties and responsibilities shall require the Consultant to travel on business to the extent reasonably necessary to fully perform Consultant’s duties and responsibilities hereunder.

Section 2. Duties and Exclusivity.

(a)               During the Term, the Consultant (i) shall serve as consultant to the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Board of Directors of the Company (the “Board”), (ii) shall report directly to the Board or its designate; (iii) shall devote substantially all the Consultant’s working time and efforts to the business and affairs of the Company and its subsidiaries as required to perform his/her duties; and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. The Consultant’s duties, responsibilities and authority may include services for one or more subsidiaries of the Company.

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(b)               Notwithstanding anything to the contrary in Section 2(a) above, the Consultant may (i) serve as a director, trustee or officer or otherwise participate in not-for-profit educational, welfare, social, religious and civic organizations; (ii) work for or with any other company or person as a consultant, employee or independent contractor; and (iii) serve on the board of directors or as an officer or consultant with other companies, to the extent that such other activities, either individually or in the aggregate, do not inhibit or interfere with the performance of the Consultant’s duties under this Agreement.

(c)               Exclusivity. The Consultant hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Consultant and the Company and the performance by the Consultant of the Consultant’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Consultant is a party or otherwise bound or any judgment, order or decree to which the Consultant is subject; (ii) that the Consultant has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, the Consultant entering into this Agreement or carrying out his duties hereunder; (iii) the Consultant is not bound by any agreement with any previous employer or other party to refrain from (A) competing with the business of, or (B) soliciting the customers of, that employer or party, in each case, which would be violated by your employment with the Company; and (iv) the Consultant understands the Company will rely upon the accuracy and truth of the representations and warranties of the Consultant set forth herein and the Consultant consents to such reliance.

(d)               Deemed Resignation. Upon termination of Consultant’s employment for any reason, Consultant shall be deemed to have resigned from all offices, if any, then held with the Company or any of its subsidiaries, and, at the Company’s request, Consultant shall execute such documents as are necessary or desirable to effectuate such resignations.

Section 3. Compensation.

(a)               Consulting Fee. In consideration of all of the services rendered by the Consultant under the terms of this Agreement, the Company shall pay to the Consultant a base Consulting Fee at the annualized rate of One Hundred and Ninety Thousand Dollars United States ($190,000.00) per annum, less payroll deductions and all required withholdings. Consultant’s Base Consulting Fee shall be subject to annual review and upward adjustment only by the Board or a committee thereof. The Base Consulting Fee shall be paid in accordance with the customary payroll practices of the Company in effect from time to time. The Consultant’s Consulting Fee, as adjusted from time to time under this Section, is referred to as (“Base Consulting Fee”).

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(b)               Reimbursement of Expenses. The Company will promptly reimburse Consultant for all reasonable out-of-pocket business expenses that are incurred by Consultant in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.

(c)               Fringe Benefits. In addition to any benefits provided by this Agreement, Consultant shall be entitled to participate generally in all general benefit, welfare and other plans, practices, policies and programs and fringe benefits maintained by the Company from time to time on a basis no less favorable than those provided to other similarly-situated Consultants of the Company. The Consultant understands that, except when prohibited by applicable law, the Company’s benefit plans and fringe benefits may be amended, enlarged, diminished or terminated prospectively by the Company from time to time, in its sole discretion, and that such shall not be deemed to be a breach of this Agreement.

Section 4. Insurance; Indemnification.

During Consultant’s employment with the Company, the Company shall maintain the insurance it currently has with respect to (i) directors’ and officers’ liability, (ii) errors and omissions and (iii) general liability insurance providing coverage to Consultant to the same extent as other senior Consultants and directors of the Company. Consultant’s coverage under such insurance shall terminate upon Consultant’s leaving of the Company’s employ for any reason. The Consultant will be entitled to indemnification with respect to Consultant’s services provided hereunder pursuant to Nevada law, the terms and conditions of Company’s articles of incorporation and/or bylaws, Company’s directors and officers (“D&O”) liability insurance policy, and Company’s standard indemnification agreement for directors and officers as executed by Company and Consultant.

Section 5. Compliance with Company Policy.

During the Term, the Consultant shall observe all Company rules, regulations, policies, procedures and practices in effect from time to time, including, without limitation, such policies and procedures as are contained in the Company policy and procedures manual, as may be amended or superseded from time to time.

Section 6. Termination of Employment.

Consultant’s employment with the Company may be terminated during Term of this Agreement for any of the following reasons:

(a)               By The Company For Cause. At any time during the Term, the Company may terminate Consultant’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events: (i) conduct by Consultant constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by Consultant of a felony or any misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or conduct by Consultant that would reasonably be expected to result in material injury to the Company if he were retained in his position; (iii) continued, willful and deliberate non-performance by Consultant of his duties hereunder (other than by reason of Consultant’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Company; (iv) a material breach by Consultant of any of the provisions contained herein; (v) a material violation by Consultant of the Company’s employment policies which has continued for more than thirty (30) days following written notice of such violation from the Company; or (vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials. In the case of any termination for Cause, the Company shall provide written notice to the Consultant setting forth the acts, circumstances and bases that constitute Cause for termination.

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(b)               Upon a termination of the Consultant’s employment for any reason, (i) the Consultant shall be entitled to receive: (A) any portion of the Consultant’s Base Consulting Fee through the date of employment termination not theretofore paid, (B) any expenses owed to the Consultant under Section 3 above and (C) any amount arising from the Consultant’s participation in, or benefits under, any general benefit plans, programs or arrangements under Section 3, which amounts shall be payable in accordance with the terms and conditions of such general benefit plans, programs or arrangements.

(c)               The payments and benefits described in this Section shall be the only payments and benefits payable in the event of the Consultant’s termination of employment as allowed hereunder.

Section 7. Survival of Obligations.

The obligations of the Consultant as set forth herein shall survive the term of this Agreement and the termination of Consultant’s employment hereunder regardless of the reason(s) therefor.

Section 8. Non-Competition and Conflicting Employment.

(a)               During the Term, the Consultant shall not, directly or indirectly, either as an employer, employee, consultant, agent, principal, partner, officer, director, shareholder, member, investor or in any other individual or representative capacity, engage or participate in any business or business related activity of any kind that is in competition in any manner whatever with the business of the Company or any business activity related to the business in which the Company is now involved or becomes involved during the Consultant’s employment. For these purposes, the current business of the Company is described in the Company’s Form S1 filed with the Securities Exchange Commission. The Consultant also agrees that, during his employment with the Company, he will not engage in any other activities that materially conflict with his obligations to the Company, it being understood that activities approved by the Board under Section 2(b) or otherwise in writing shall not be considered to violate this Section.

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(b)               As a material inducement to the Company to continue the employment of the Consultant, and in order to protect the Company’s Confidential Information and good will, the Consultant agrees that:

(i)                 For a period of twelve (12) months following termination of the Consultant’s employment with the Company or its affiliates for any reason, Consultant will not directly or indirectly solicit or divert or accept business relating in any manner to Competing Products or to products, processes or services of the Company, from any of the customers or accounts of the Company with which the Consultant had any contact as a result of Consultant’s employment with the Company; and

(c)               For a period of twelve (12) months after termination of Consultant’s employment with the Company or its affiliates for any reason, Consultant will not (A) render services directly or indirectly, as an Consultant, consultant or otherwise, to any Competing Organization in connection with research on or the acquisition, development, production, distribution, marketing or providing of any Competing Product, or (B) own any interest in any Competing Organization except as an investor or stockholder of more than 2% of the equity securities of any entity:

(i)                 “Competing Products” means any product, process, or service of any person or organization other than the Company, in existence or under development (a) which is identical to, substantially the same as, or an adequate substitute for any product, process or service of the Company in existence or under development, based on any patent or patent application (provisional or otherwise), or other intellectual property of the Company about which the Consultant acquires Confidential Information, and (b) which is (or could reasonably be anticipated to be) marketed or distributed in such a manner and in such a geographic area as to actually compete with such product, process or service of the Company; and

(ii)              “Competing Organization” means any person or organization, including the Consultant, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing or providing of a Competing Product.

(d)               The parties agree that the Company is entitled to protection of its interests in these areas. The parties further agree that the limitations as to time, geographical area, and scope of activity to be restrained do not impose a greater restraint upon Consultant than is necessary to protect the goodwill or other business interest of the Company. The parties further agree that in the event of a violation of this Covenant Not To Compete, that the Company shall be entitled to the recovery of damages from Consultant and injunctive relief against Consultant for the breach or violation or continued breach or violation of this Covenant. The Consultant agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section shall remain in full force and effect. The Consultant further agrees that if a court of competent jurisdiction determines that any provision of this Section is invalid or against public policy, the remaining provisions of this Section and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

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Section 9. Confidentiality.

(a)               Consultant recognizes and acknowledges that he will have access to certain information of members of the Company and that such information is confidential and constitutes valuable, special and unique property of such members of the Company. The parties agree that the Company has a legitimate interest in protecting the Confidential Information , as defined below. The parties agree that the Company is entitled to protection of its interests in the Confidential Information. The Consultant shall not at any time, either during his employment and for seven (7) years after the termination of his employment with the Company for any reason, or indefinitely to the extent the Confidential Information constitutes a trade secret under applicable law, disclose to others, use, copy or permit to be copied, except in pursuance of his duties for and on behalf of the Company, its successors, assigns or nominees, any Confidential Information of any member of the Company (regardless of whether developed by the Consultant) without the prior written consent of the Company. Consultant acknowledges that the use or disclosure of the Confidential Information to anyone or any third party could cause monetary loss and damages to the Company as well as irreparable harm. The parties further agree that in the event of a violation of this covenant against non-use and non-disclosure of Confidential Information, that the Company shall be entitled to a recovery of damages from Consultant and/or to obtain an injunction against Consultant for the breach or violation, continued breach, threatened breach or violation of this covenant.

(b)               As used herein, the term “Confidential Information” with respect to any person means any secret or confidential information or know-how and shall include, but shall not be limited to, plans, financial and operating information, customers, supplier arrangements, contracts, costs, prices, uses, and applications of products and services, results of investigations, studies or experiments owned or used by such person, and all apparatus, products, processes, compositions, samples, formulas, computer programs, computer hardware designs, computer firmware designs, and servicing, marketing or manufacturing methods and techniques at any time used, developed, investigated, made or sold by such person, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person. The Consultant shall maintain in confidence any Confidential Information of third parties received as a result of his employment with the Company in accordance with the Company’s obligations to such third parties and the policies established by the Company.

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(c)               As used herein, “Confidential Information” with respect to the Company means any Company proprietary information, technical data, trade secrets, know-how or other business information disclosed to the Consultant by the Company either directly or indirectly in writing, orally or by drawings or inspection or unintended view of parts, equipment, data, documents or the like, including, without limitation:

(i)                 Medical and drug research and testing results and information, research and development techniques, processes, methods, formulas, trade secrets, patents, patent applications, computer programs, software, electronic codes, mask works, inventions, machines, improvements, data, formats, projects and research projects;

(ii)              Information about costs, profits, markets, sales, pricing, contracts and lists of customers, distributors and/or vendors and business, marketing and/or strategic plans;

(iii)            Forecasts, unpublished financial information, budgets, projections, and customer identities, characteristics and agreements as well as all business opportunities, conceived, designed, devised, developed, perfected or made by the Consultant whether alone or in conjunction with others, and related in any manner to the actual or anticipated business of the Company or to actual or anticipated areas of research and development; and

(iv)             Consultant personnel files and compensation information.

(d)               Notwithstanding the foregoing, Confidential Information as defined in other Sections contained herein does not include any of the foregoing items which (i) has become publicly known or made generally available to the public through no wrongful act of Consultant; (ii) has been disclosed to Consultant by a third party having no duty to keep Company matter confidential; (iii) has been developed by Consultant independently of employment with the company; (iv) has been disclosed by the Company to a third party without restriction on disclosure; (v) has been disclosed with the Company’s written consent, or (vi) the Company’s investors, shareholders and other capital sources.

(e)               Consultant hereby acknowledges and agrees that all Confidential Information shall at all times remain the property of the Company.

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(f)                Consultant agrees that Consultant will not improperly use or disclose any Confidential Information, proprietary information or trade secrets of any former employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant and that Consultant will not bring onto Company premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(g)               Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest of confidence and not to disclose it to any person, firm or entity or to use it except as necessary in carrying out Consultant’s work for the Company consistent with Company’s agreement with such third party.

(h)               Consultant represents and warrants that from the time of the Consultant’s first contact with the Company, Consultant has held in strict confidence all Confidential Information and has not disclosed any Confidential Information directly or indirectly to anyone outside the Company, or used, copied, published or summarized any Confidential Information, except to the extent otherwise permitted under the terms of this Agreement.

(i)                 Consultant will not disclose to the Company or use on its behalf any confidential information belonging to others and Consultant will not bring onto the premises of the Company any confidential information belonging to any such party unless consented to in writing by such party.

Section 10. Inventions.

(a)               Attached hereto as Exhibit A is a list describing all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data rights, and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which were conceived, developed or created by Consultant prior to Consultant’s employment or first contact with Company (collectively referred to herein as “Prior Inventions”), (A) which belong to Consultant, (B) which relate to the Company’s current or contemplated business, products or research and development, and (C) which are not assigned to the Company hereunder. If there is no Exhibit A or no items thereon, the Consultant represents that there are no such Prior Inventions. If in the course of Consultant’s employment with the Company, the Consultant incorporates or embodies into a Company product, service or process a Prior Invention owned by the Consultant or in which the Consultant has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, world-wide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, service or process.

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(b)               Consultant agrees that Consultant will promptly make full, written disclosure to the Company and will hold in trust for the sole right and benefit of the Company, and the Consultant hereby assigns to the Company, or its designee, all of the Consultant’s right, title and interest in and to any and all ideas, process, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which Consultant may, on or after the Effective Date of this Agreement, solely or jointly with others conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Consultant is in the employ of the Company (collectively referred to herein as “Intellectual Property Items”); and the Consultant further agrees that the foregoing shall also apply to Intellectual Property Items which relate to the business of the Company or to the Company’s anticipated business as of the end of the Consultant’s employment and which are conceived, developed or reduced to practice during a period of one year after the end of such employment. Without limiting the foregoing, the Consultant further acknowledges that all original works of authorship which are made by Consultant (solely or jointly with others) within the scope of Consultant’ employment and which are protectable by copyright are works made for hire as that term is defined in the United States Copyright Act.

(c)               Consultant agrees to keep and maintain adequate and current written records of all Intellectual Property Items made by Consultant (solely or jointly with others) during the term of Consultant’s employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to, and remain the sole property of, the Company at all times.

Section 11. Return of Company Property.

Consultant agrees that, at any time upon request of the Company, and, in any event, at the time of leaving the Company’s employ, Consultant will deliver to the Company (and will not keep originals or copies in Consultant’s possession or deliver them to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, material, equipment or other documents or property, or reproduction of any of the aforementioned items, containing Confidential Information or otherwise belonging to the Company, its successors or assigns, whether prepared by the Consultant or supplied to the Consultant by the Company. Notwithstanding the foregoing, it is understood that names and contacts in the Consultant’s address book acquired both prior to and during employment, including shareholders of the Company, will remain property of the Consultant who will not be restricted from doing business with them subject to the limitations provided herein or of applicable law.

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Section 12. Non-Solicitation.

Consultant agrees that Consultant shall not, during Consultant’s employment or other involvement with the Company and for a period of twelve (12) months immediately following the termination of the Consultant’s employment with the Company, for any reason, whether with or without cause, (i) either directly or indirectly solicit or take away, or attempt to solicit or take away Consultants of the Company, either for the Consultant’s own business or for any other person or entity and/or (ii) either directly or indirectly recruit, solicit or otherwise induce or influence any investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company to discontinue, reduce or modify such employment, agency or business relationship with the Company .

Section 13. Publications.

Consultant agrees that Consultant will, in advance of publication, provide the Company with copies of all writings and materials which Consultant proposes to publish during the term of Consultant’s employment and for twenty-four (24) months thereafter. Consultant also agrees that Consultant will, at the Company’s request and sole discretion, cause to be deleted from such writings and materials any information the Company believes discloses or will disclose Confidential Information. The Company’s good faith judgment in these matters will be final. The Consultant will also, at the Company’ request and in its sole discretion, cause to be deleted any reference whatsoever to the Company from such writings and materials.

Section 14. Equitable Remedies.

Consultant agrees that any damages awarded the Company for any breach of this Agreement by Consultant would be inadequate. Accordingly, in addition to any damages and other rights or remedies available to the Company, the Company shall be entitled to obtain injunctive relief from a court of competent jurisdiction temporarily, preliminarily and permanently restraining and enjoining any such breach or threatened breach and to specific performance of any such provision of this Agreement. In the event that either party commences litigation against the other under this Agreement the prevailing party in said litigation shall be entitled to recover from the other all costs and expenses incurred to enforce the terms of this Agreement and/or recover damages for any breaches thereof, including without limitation reasonable attorneys’ fees.

Section 15. Representations and Warranties.

(a)               Consultant represents and warrants as follows that: (i) Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with the Consultant’s undertaking a relationship with the Company; and (ii) Consultant has not entered into, nor will Consultant enter into, any agreement (whether oral or written) in conflict with this Agreement.

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(b)               The Company represents and warrants to the Consultant that this Agreement has been duly authorized by the Company’s Board of Directors and is the valid and binding obligations of the Company, enforceable in accordance with their respective terms.

Section 16. Miscellaneous.

(a)               Entire Agreement. This Agreement and any exhibits attached hereto, contain the entire understanding of the parties and supersede all previous contracts, arrangements or understandings, express or implied, between the Consultant and the Company with respect to the subject matter hereof or his engagement by the Company as Chief Consultant Officer. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement or in the attached exhibits.

(b)               Section Headings. The section headings herein are for the purpose of convenience only and are not intended to define or limit the contents of any section.

(c)               Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, the remainder of this Agreement shall be amended to provide the parties with the equivalent of the same rights and obligations as provided in the original provisions of this Agreement.

(d)               No Oral Modification; Waiver or Discharge. No provisions of this Agreement may be modified, waived or discharged orally, but only by a waiver, modification or discharge in writing signed by the Consultant and such officer as may be designated by the Board of Directors of the Company to execute such a waiver, modification or discharge. No waiver by either party hereto at any time of any breach by the other party hereto of, or failure to be in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

(e)               Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement

(f)                Execution In Counterparts. The parties may sign this Agreement in counterparts, all of which shall be considered one and the same instrument. Facsimile transmissions, or electronic transmissions in .pdf format, of any executed original document and/or retransmission of any executed facsimile or .pdf transmission shall be deemed to be the same as the delivery of an executed original of this Agreement.

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(g)               Governing Law And Performance. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Nevada. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Nevada or of the United States of America for the District of Nevada. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM, OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND CONSULTANT WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(h)               Successor and Assigns. This Agreement shall be binding on and inure to the benefit of the successors in interest of the parties, including, in the case of the Consultant, the Consultant’s heirs, executors and estate. The Consultant may not assign Consultant’s obligations under this Agreement. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section or which becomes bound by the terms of this Agreement by operation of law.

(i)                 Notices. Any notices or other communications provided for hereunder may be made by hand, by certified or registered mail, postage prepaid, return receipt requested, or by nationally recognized express courier services provided that the same are addressed to the party required to be notified at its address first written above, or such other address as may hereafter be established by a party by written notice to the other party. Notice shall be considered accomplished on the date delivered, three days after being mailed or one day after deposit with the express courier, as applicable.

Section 17. Limitation of Agreement.

Notwithstanding anything in this Agreement to the contrary, this Agreement shall not take effect or be of any force unless and until the Company has successfully raised a minimum of $750,000 as part of its currently filed S1 Offering, as filed with the Securities and Exchange Commission. In the event that such Offering fails to raise this minimum sum, this agreement shall be considered null and void and of no effect on any party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Company: Pelican Delivers Inc. By: /s/ David Comeau	Consultant: David N. Baker By: /s/ David N. Baker

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